UNITED STATES SECURITIES AND
EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 22, 2003

ALTUS EXPLORATIONS INC.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

333-81512
(Commission File Number)

98-0361119
(IRS Employer Identification No.)

Suite 100 - 8900 Germantown Road, Olive Branch, Mississippi 38654
(Address of principal executive offices and Zip Code)

662.893.7376
(Registrant's telephone number, including area code)

1208 - 1030 West Georgia Street, Vancouver, British Columbia V6E 2Y3, Canada
(Former name or former address, if changed since last report)

Item 2. Acquisition or Disposition of Assets.

On October 22, 2003, we entered into a letter of intent with Orbit Energy, LLC, a Texas based exploration company, to develop a portion of approximately 34 prospect areas within the Cherokee basin of Southeast Kansas and Northeastern Oklahoma. Leasing and permitting is currently underway on three prospect areas. We are paying a total of $75,000 to Orbit, which amount includes $37,500 for the geological library and data on the prospect areas as well as $37,500 for our 50% share of acquisition costs for the leases to be acquired for the three initial prospects which total approximately 3,000 acres. The entire approximate 34 prospect areas consist of approximately 195,000 contiguous acres. Orbit will be the operator of any exploration and has agreed to initiate operations to drill a test well on the first of three prospects by February 1, 2004. We will also pay our proportionate share of drilling costs. In addition to Orbit' s stated intention of testing the Cherokee coalbed methane coals, which are endemic and prospective throughout the area, Orbit also intends to test deeper formations such as the Mississippian, Arbuckle, and Cattleman Sands at depth range from 1000 to 3500 feet. The prospects are subject to royalties totalling 28% of production.

We have also signed a letter of intent with B.B.I. Inc./Escopeta Oil Company, L.L.C. to acquire the mineral leases for the 17,122 acre Alexander Creek Prospects located onshore within the upper Cook-inlet Basin, Alaska, which lie along the western margin of the Sustina River drainage. This property is just southeast of the Castle Mountain Fault. It is located six to 10 miles north of the Stump Lake gas field, and 6 to 9 miles east of the Lewis River gas field, both of which have established prolific gas production. We are paying approximately $1.3 million to acquire the interest and must pay the entire purchase price prior to commencement of drilling. Our intention is to drill the initial test well to a minimum of 10,000 feet, to test the Sterling, Beluga and Tyonek formations, scheduled to be drilled in January, 2005. Our preliminary reviews of geological and geophysical studies indicate a reasonable possibility of commercial quantities of recoverable gas reserves for this prospect. The purchase will be conditional on due diligence, agreed upon sale documentation and financing.

Further, we have acquired a 10% working interest in the T.E. Lane gas unit located in Freestone County, Texas from CodeAmerica Investments, L.L.C. ("CodeAmerica") for a for a price of $200,000. CodeAmerica is a company owned by our President, Milton Cox. The Lane No. 1 is a 15,400' gas well currently in final stages of completion within the Bossier formation. The Bossier wells in this area typically independently produce at 4 to 10 MMCFD with recoverable reserves of 2 to 6 BCF after stimulation. The acquisition of this initial 10% working interest provides us with the option to participate in up to three more wells within this unit. To participate in these wells, we will have to pay its proportionate share of costs associated with its 10% working interest. The T.E. Lane gas unit is subject to royalties of 28% of production.

As of October 15, 2003 the address of our principal executive office has changed to Suite 100 - 8900 Germantown Road, Olive Branch, Mississippi 38654. Our telephone number changed to 662.893.7376 and our fax number changed to 662.893.7883.

Item 7. Financial Statements and Exhibits.

10.1 Letter of Intent between Orbit Energy, LLC and Altus Explorations Inc. dated October 22, 2003.

10.2 Letter of Intent between B.B.I. Inc./Escopeta Oil Company, L.L.C. and Altus Explorations Inc. dated October 22, 2003.

10.3 Assignment of Bill and Sale between CodeAmerica Investments, LLC and Altus Explorations Inc. dated October 22, 2003.

Item 9. Regulation FD Fair Disclosure.

On October 28, 2003, we closed a private placement resulting in gross proceeds of $1,000,000, of which $500,000 is paid and $500,000 will be paid early in 2004. We will have issued 125,000 units at a price of $8.00 per unit. Each unit consists of a share and a non-transferable share purchase warrant. Each warrant will entitle the holder to purchase an additional share in the capital of our company at price of $12.00 per common share for a period of one year from the date of closing. The proceeds will be used for exploration and general working capital.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALTUS EXPLORATIONS INC.

/s/ Milton Cox
Milton Cox, President

Date: November 5, 2003